SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Preliminary Proxy Statement
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Definitive Proxy Statement
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Soliciting Material Under Rule 14a-12

OMEGA PROTEIN CORPORATION

(Name of Registrant as Specified in its Charter)

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
WYNNEFIELD CAPITAL MANAGEMENT, LLC
WYNNEFIELD CAPITAL, INC.
WYNNEFIELD CAPITAL, INC. PROFIT SHARING & MONEY PURCHASE PLAN
NELSON OBUS
JOSHUA H. LANDES
Michael N. Christodolou

David H. Clarke

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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On June 13, 2016, Wynnefield Capital, Inc. and its affiliates issued a press release containing a letter to the stockholders of Omega Protein Corporation. A copy of that press release is attached hereto as Item 1.

Additional Information and Where to Find It

Wynnefield Partners Small Cap Value, L.P.; Wynnefield Partners Small Cap Value, L.P. I; Wynnefield Small Cap Value Offshore Fund, Ltd.; Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan; Wynnefield Capital Management, LLC; Wynnefield Capital, Inc.; Joshua H. Landes; and Nelson Obus (collectively, "Wynnefield") together with Michael N. Christodolou, David H. Clarke are participants in the solicitation of proxies from stockholders in connection with the 2016 Annual Meeting of Stockholders (the "Annual Meeting") of Omega Protein Corporation (the "Company"). On May 31, 2016, Wynnefield filed a definitive proxy statement and related materials (the "2016 Proxy Statement") with the Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies for the Annual Meeting unless it withdraws its nominations.

Investors and security holders may obtain free copies of Wynnefield's definitive proxy statement and related materials (if and when available) filed with the SEC by Wynnefield through the web site maintained by the SEC at http://www.sec.gov.

A summary of Wynnefield's analysis of Omega's capital misallocation and critique of its governance deficiencies, as well as biographical information of each of Wynnefield's proposed nominees, is contained in the 2016 Proxy Statement, which can be found at: https://www.sec.gov/Archives/edgar/data/1053650/000114420416105680/0001144204-16-105680-index.htm. For more information, please visit http://www.unlockomegavalue.com.

Wynnefield may be deemed to beneficially own 1,752,636 shares of the Company's common stock, representing approximately 7.9% of the Company's outstanding common stock. None of the other participants own any shares of the Company's common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2016 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

On or about June 1, 2016, Wynnefield commenced mailing of the definitive 2016 Proxy Statement and an accompanying proxy card to some or all stockholders pursuant to applicable SEC rules. STOCKHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2016 Proxy Statement and any other documents filed by Wynnefield with respect to the Company with the SEC in connection with the Annual Meeting at the SEC's website (http://www.sec.gov).

Item 1

Wynnefield Capital issues letter to omega protein Stockholders

Michael Christodolou has Superior Mix of Relevant Experience, Independent Perspective and Business Judgement to Best Serve the Interests of all Omega Stockholders

Vote the Gold Card Today Vote the Gold Card and Learn More about Wynnefield’s Campaign @ www.UnlockOmegaValue.com

NEW YORK, JUNE 13, 2016 – Wynnefield Capital and its affiliates (collectively, “Wynnefield”), longstanding stockholders of Omega Protein Corporation (NYSE: OME) (“Omega” or the “Company”) with a 7.9% beneficial ownership interest, today issued the following letter to Omega Protein’s stockholders.

OMEGA PROTEIN STOCKHOLDERS:

THE FUTURE OF YOUR INVESTMENT IS AT STAKE

“Michael Christodolou is an excellent potential director of OME – we’ve known Mike for 25 years and would concur that he would be terrific for OME,” investment research report released on March 10, 2016 by Pivotal Research Group, a strong supporter of Omega Protein.

Dear Fellow Omega Protein Stockholders:

Please vote the Gold Card NOW. In the period leading up to June 28, 2016, you will be asked to make a critically important decision regarding the future of your investment in Omega Protein (“Omega” or the “Company”).

YOUR VOTING decision comes down to WHICH CANDIDATE CAN IMPROVE THE QUALITY OF THE BOARD

Between independent nominee Michael Christodolou and Board incumbent Gary Ermers, we believe that Michael Christodolou has the superior mix of public company board and agricultural industry related expertise, independent perspective and business judgement to serve the best short and long-term interests of all Omega stockholders.

Board incumbent Gary Ermers is a hospital executive, who we believe has no relevant expertise who was appointed to the Board not by the stockholders, but through a prior personal relationship with Omega Board member David Owen, Chair of the Company's Governance Committee.  Ermers and Owen are long-time friends and neighbors, having served simultaneously on the Board of Directors of the Barkley Wood Homeowners' Association in Nicholasville, Kentucky.  Prior to being appointed to Omega's Board by Mr. Owen and others in 2014, Mr. Ermers had never served on a public company board.

A detailed comparison of qualifications and performance demonstrates quite clearly that Michael Christodolou is a superior candidate to Gary Ermers based on his extensive experience and strong track record. (See Exhibit A attached to this letter.)

Inexplicably, we believe that Omega is intent on doing everything it can to prevent Michael Christodolou from joining the Company’s Board as an independent director who would bring fresh perspective to the Board while only casting 1 of 9 votes. And in the latest attempt to impede the election of Mr. Christodolou, Omega refused to disclose normal course stockholder lists that Wynnefield needs in order to run a complete proxy campaign, even as Omega uses these very same lists to communicate with and solicit Company stockholders. Wynnefield has been forced by Omega’s refusal to commence litigation in Nevada, where Omega is incorporated.

THE INCUMBENT BOARD IS NOT QUALIFIED TO SERVE THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS – YOU DESERVE BETTER

We believe Omega’s Board and management team lack the financial, operational, risk management and public company board experience necessary to properly serve the best interests of the Company and its stockholders. The repercussions of these voids are clearly reflected by, what we view to be, the Company’s disastrous foray into the Human Nutrition business and unabashed corporate governance failures, which Mr. Ermers has either endorsed or been too afraid to oppose (See Exhibit A).

For more than four years now, Omega has ridden the cash wave provided by the Animal Nutrition business and then poured it right into

Human Nutrition, which has proven to be a black hole.

The facts speak for themselves…in the four calendar years (ending December 31, 2015), Omega’s Board and management team have allocated $168 million of capital toward a Human Nutrition segment that has generated a $23.6 million loss from operations. We believe that these investments have been made at the expense of opportunities to expand and improve Omega’s highly profitable Animal Nutrition business, which generated operating income of $235.4 million over the same time period, or alternatively returning capital to investors. For more information, visit http://unlockomegavalue.com/presentation.html to review Wynnefield’s presentation, including our analysis that refutes Omega’s distortions.

All told, Omega’s management team under the direction of the incumbent Board, has squandered away at least $7 per share and considerable time, and the CEO has acknowledged that the Human Nutrition business is worth substantially less than what was paid for it.1

Any way you look at it, these Human Nutrition investments over the last 4+ years have not panned out and there’s no reasonable likelihood that they will.

Instead of acknowledging its failures and rectifying the Company’s strategy, Omega has vowed to continue to swim along with the misallocation current…The incumbent Board wants you to think that everything is all right. They try to accomplish this by misleading stockholders and by diverting them from the damaging facts about their Board’s poor decisions, lack of qualifications and repeated governance failures.

For instance, in their June 7th presentation, Omega compares its Animal Nutrition and Human Nutrition revenue to consolidated gross profit and margin. However, it conveniently does not disclose how much of the gross profit/margin comes from each of their businesses because they don’t want stockholders to know how little comes from Human Nutrition, given the size of the business and how much money Omega has squandered to develop it.

_______________________________

1 Source: Omega Protein’s First Quarter Earnings Call – Q&A, dated May 5, 2016

Additionally, in their current presentation, Omega cherry picks its Peer Group to fabricate performance. From slide to slide, the Company swaps in and swaps out different supposed “peers” whose performance makes Omega’s look good. If, however, total shareholder return (TSR) is based on Omega’s Peer Groups from its 2016 Proxy Statement or 2015 10-K, Omega shares barely outperform the 1-year time period, are only in-line for 3 years and underperform for 5 years. Moreover, Omega’s current presentation (slide 19) for Calendar 1, 3, and 5-years performance uses a time period end date of December 31, 2015 – nearly 6 months ago. These charts don’t even reflect the decline in Omega’s stock price year to date.

We encourage you to review our news release of June 9th for additional perspective on how Omega is attempting to deceive stockholders. Please visit http://unlockomegavalue.com/assets/Rebuttal-Release-FINAL-6-9-16.pdf to review the release.

Omega’s Board is Intentionally Misleading Investors

Omega’s Board wants investors to think that a rise in the Company’s stock price reflects the competence of management and the Board to build value, particularly through its ill-advised foray into Human Nutrition. We believe that nothing could be further from the truth.

When one looks at the facts, it’s plain to see that recent share price appreciation (which has significantly retreated over the last quarter, perhaps tracking ongoing poor Human Nutrition performance) is the result of several favorable external dynamics for which the Board can take no credit. These factors collectively offset the Board’s misguided allocation of capital, defective business judgement and poor corporate governance. They include:

•	A significant improvement in the macros of the Animal Nutrition business – the highly profitable driver of the Company’s past, current and future growth.

•	The investment community’s attention, which Wynnefield has drawn, to the growth potential of Omega’s Animal Nutrition segment – a segment that has generated gross profit margins of 36.85% as compared to Human Nutrition’s gross profit margin of 12.78 percent, for the year ended December, 2015.[2]

•	Investor focus on Omega as a potential acquisition candidate following the May 2015 acquisition of Daybrook Fisheries (Omega’s sole major direct competitor) by Oceana Group, at a purchase price of $382 million – reflecting an approximate 8X EBITDA trading multiple (based on Daybrook’s public disclosures).[3]

•	Wynnefield’s proposed nomination of highly qualified, fully independent directors to the Company’s Board, in order to address capital allocation decisions and prevent further erosion of stockholder capital.

•	Wynnefield’s insistence that a strategic review be undertaken.

Don’t be fooled by your Board and management team claiming credit for performance driven by these market dynamics.

Remember: this is the same Board that has in its ranks only one Director with prior public company board experience and limited agricultural or fishing expertise.

________________________

2 Source: Omega Protein’s Fourth Quarter and Full Year 2015 Financial Results Press Release dated March 9, 2016

3 At the time of the Daybrook acquisition, Omega was trading at a 4.5X EBITDA trading multiple[1] – a 78% discount to what Daybrook had just sold for. On the day of the deal’s announcement, Omega’s stock shot up over 12%.

This is the same Board that, outside of its CEO, has nearly no stock ownership in the Company. The facts speak for themselves – the Company’s 2006 Incentive Plan allows independent Directors to elect to take all or a portion of their annual retainer fees and meeting and per diem fees in common stock in lieu of cash. Since being appointed in 2014, Gary Ermers has NEVER bought a share of stock and he has NEVER elected to take a single dollar of Director compensation in stock, even though the Incentive Plan allows for it.

DO NOT place your trust and investment in a Director who we believe doesn’t feel strongly enough about the value of the Company to purchase shares of its common stock and align his interests with stockholders.

This is also the same Board that has among its ranks four “Zombie” Directors4 who continue serving on the Board despite having previously received a majority of withhold votes cast against their election – not to mention that for the last three years the entire nominating & governance committee has been comprised of “Zombie” Directors.

Exercise Your Right To Determine Omega’s Future – Vote the Gold Card NOW For Michael Christodolou and David Clarke.

Elect Experienced & Independent Directors that

Will Preserve and Grow Stockholder Value.

Omega stockholders now have an exceptional opportunity before them to strengthen the performance and governance of their Company through the election of Michael Christodolou and our other nominee David H. Clarke, who has also been nominated by the Company.

You can still vote the GOLD proxy card even if you support the Company’s slate of nominees with the exception of Mr. Ermers because Wynnefield intends to cast its ballot in favor of all of the Company’s nominees with the exception of Mr. Ermers who Wynnefield believes is not a qualified director candidate.

YOU MUST SOLELY SIGN AND RETURN THE GOLD PROXY CARD. Remember, you can vote for both Mr. Christodolou and Mr. Clarke only on our GOLD proxy card.

Wynnefield looks forward to directly engaging with shareholders, who will ultimately decide on the best course for creating – and the leadership that will drive the strategy to achieve – sustained value for Omega and its stockholders.

Voting Instructions:

1.	Please vote each and every GOLD proxy card and/or GOLD voting instruction form you receive, since you may hold multiple accounts.

2.	Do not sign any white proxy card or voting instruction form sent to you by Omega.

3.	If you have voted a white card, a later dated GOLD card will revoke your previously cast vote.

4.	You may vote via the Internet or by telephone by following the easy instructions on your GOLD voting instruction form.

____________________________
4 Term often used to describe directors of public companies who are elected despite failing to garner a majority of stockholders’ votes in uncontested elections.

If you have any questions or require assistance with your vote, please contact our proxy solicitor:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Call TOLL-FREE: (800) 662-5200

Call DIRECT: (203) 658-9400

Email: votegold@morrowco.com

EXHIBIT A

Michael Christodolou has a combined 22 years of serving with distinction on several public company boards, including for 17 years as director and 12 years as Chairman of Lindsay Corporation, an agricultural related company. As Chairman of Lindsay, Mr. Christodolou led the development of a comprehensive capital allocation program and established himself as an expert in corporate governance. If elected, Mr. Christodolou would serve as an independent director with no ties or commitments to Wynnefield. He is not being compensated for agreeing to be a nominee to the Board and, if elected, he will receive the same compensation for serving and have the same fiduciary responsibilities to stockholders as all of the Company’s directors – serving the best interests of the Company and all of its stockholders.

On the other hand, Mr. Ermers is a hospital executive who we believe has no relevant expertise. He has never been elected to a public company board. He was appointed to Omega’s Board in 2014 on the recommendation of his good friend and neighbor, David Owen, the Chair of Omega’s Governance Committee, meaning that this year’s Annual Meeting will be the first time Mr. Ermers will face Omega stockholders. He has endorsed and encouraged allocations of millions of dollars to the Human Nutrition business, including a $70+ million expenditure for the acquisition of Bioriginal. At the time, Omega trumpeted the acquisition with assurances that it would be accretive – nearly two years later investors are left waiting for these promises to be fulfilled. Mr. Ermers clearly does not have the ability and or the willingness to:

•	Oversee a CEO who we believe is primarily a mergers and acquisitions executive and an architect of the Company’s failed Human Nutrition acquisition strategy;
•	Position the Company to maximize stockholder value over the long term
•	Critically evaluate the Company’s Human Nutrition strategy; and
•	Improve corporate governance practices.

A detailed comparison of the qualifications of Gary Ermers and Michael Christodolou are set out below:

Experience	Gary J. Ermers	Michael N. Christodolou
Public Company Chairman of the Board Experience	None	One position (12 years of service)
Public Company Board Directorships	One position (Omega Protein) (23 months of service)	Three positions (aggregate of 22 years of service)
Public Company Audit Committee Experience	One position (Omega Protein) (23 months of service)	Three positions (aggregate of 21 years of service)
Public Company Chairman of Audit Committee Experience	None	Chairman of two Audit Committees (aggregate of 6 years of service)
Other Public Company Committee Chairman Experience	None	Chairman of a Corporate Governance & Nominating Committee, a Compensation Committee and an Executive Committee (aggregate of 13 years of service)
Agricultural Experience	None	17 years
Irrelevant Hospital Experience	Majority of Career	None

Additional Information and Where to Find It

Wynnefield Partners Small Cap Value, L.P.; Wynnefield Partners Small Cap Value, L.P. I; Wynnefield Small Cap Value Offshore Fund, Ltd.; Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan; Wynnefield Capital Management, LLC; Wynnefield Capital, Inc.; Joshua H. Landes; and Nelson Obus (collectively, "Wynnefield") together with Michael N. Christodolou, David H. Clarke are participants in the solicitation of proxies from stockholders in connection with the 2016 Annual Meeting of Stockholders (the "Annual Meeting") of Omega Protein Corporation (the "Company"). On May 31, 2016, Wynnefield filed a definitive proxy statement and related materials (the "2016 Proxy Statement") with the Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies for the Annual Meeting unless it withdraws its nominations.

Investors and security holders may obtain free copies of Wynnefield's definitive proxy statement and related materials (if and when available) filed with the SEC by Wynnefield through the web site maintained by the SEC at http://www.sec.gov.

A summary of Wynnefield's analysis of Omega's capital misallocation and critique of its governance deficiencies, as well as biographical information of each of Wynnefield's proposed nominees, is contained in the 2016 Proxy Statement, which can be found at: https://www.sec.gov/Archives/edgar/data/1053650/000114420416105680/0001144204-16-105680-index.htm. For more information, please visit http://www.unlockomegavalue.com.

Wynnefield may be deemed to beneficially own 1,752,636 shares of the Company's common stock, representing approximately 7.9% of the Company's outstanding common stock. None of the other participants own any shares of the Company's common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2016 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

On or about June 1, 2016, Wynnefield commenced mailing of the definitive 2016 Proxy Statement and an accompanying proxy card to some or all stockholders pursuant to applicable SEC rules. STOCKHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2016 Proxy Statement and any other documents filed by Wynnefield with respect to the Company with the SEC in connection with the Annual Meeting at the SEC's website (http://www.sec.gov).

Media:

Mark Semer, Daniel Yunger, Ross Lovern

KEKST

mark.semer@kekst.com / daniel.yunger@kekst.com / ross.lovern@kekst.com

212.521.4800